Amendment No. 1 dated August 26, 2024	Filed pursuant to Rule 424(b)(5)
to Prospectus Supplement dated February 16, 2024	Registration No. 333-276264
(To Prospectus dated January 4, 2024)

QUANTUM BIOPHARMA LTD.

(formerly known as FSD Pharma Inc.)

Up to $2,235,601 Class B Subordinate Voting Shares

This Amendment No. 1 (“Amendment”) amends certain information contained in our prospectus supplement, dated February 16, 2024 (the “ATM Prospectus Supplement”), and the accompanying prospectus, dated January 4, 2024 (the “Base Prospectus,” and together with the ATM Prospectus Supplement, any supplement thereto, and the documents deemed incorporated by reference in each, collectively, the “Prospectus”), which relate to the offer and sale of our Class B Subordinate Voting Shares (“Class B Shares”) of Quantum Biopharma Ltd., formerly known as FSD Pharma Inc. (“we” “us” or the “Company”) in an “at-the-market” offering  pursuant to a Sales Agreement dated February 16, 2024 with H.C. Wainwright & Co., LLC.

You should carefully read the entire Prospectus and this Amendment before investing in our Class B Shares. This Amendment should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with the Prospectus and any future amendments or supplements thereto.

This Amendment is being filed to reflect that on August 15, 2024, the Company completed a share consolidation of its issued and outstanding class A multiple voting shares (“Class A Shares”) and Class B Shares on the basis of one (1) post-consolidation Class A Share and Class B Share for every sixty-five (65) pre-consolidation Class A Shares and Class B Shares (the “Consolidation”).  The Consolidation was part of the Company’s plan to regain compliance with the minimum bid price requirements on The Nasdaq Stock Market (“Nasdaq”).  No assurance can be made that the Company will regain compliance with the minimum bid price requirements on Nasdaq and that its Class B Shares will remain eligible for listing on Nasdaq.

After the Consolidation on August 15, 2024, the issued and outstanding Class B Subordinate Voting Shares were reduced from 84,531,149 Class B Shares to 1,300,727 Class B Shares and the Class A Shares were reduced from 72 Class A Shares to 6 Class A Shares, which included 4 Class A Shares issued in a non-brokered private placement which closed on the same day of the Consolidation.  The exercise price or conversion price and the number of Class B Shares issuable under any of the Company’s outstanding convertible securities was proportionately adjusted upon the Consolidation.

Effective as of August 15, 2024, the Company changed its name from FSD Pharma Inc. to Quantum Biopharma Ltd. and its ticker symbol on Nasdaq and the Canadian Securities Exchange from “HUGE to “QNTM.”  On August 23, 2024, the last report sales price of our Class B Shares under the symbol “QNTM” on Nasdaq was $4.21 per share.

From February 16, 2024, through the date of this Amendment, we have sold under the Sales Agreement an aggregate of 817,789 Class B Shares on a post-consolidation basis, pursuant to the Sales Agreement, for gross proceeds of approximately $8,918,631 leaving approximately $2,235,601 available to be offered by this Amendment, the ATM Prospectus Supplement and the accompanying Base Prospectus.

Investing in our Class B Shares involves a very high degree of risk. Please review carefully the information under the heading “Risk Factors” beginning on page S-12 of the ATM Prospectus Supplement and similar headings under the Base Prospectus, as well as documents incorporated by reference into this Amendment, the ATM Prospectus Supplement and the Base Prospectus, as well as the risks and uncertainties described in other documents we file with the Securities and Exchange Commission (“SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Amendment, the ATM Prospectus and the Base Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this Amendment No. 1 to the ATM Prospectus Supplement is August 26, 2024